File Date:_______________     File Number: 333-_____________

FORM SB-2

U.S. Securities and Exchange Commission
Washington, D.C. 20549

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

3 Pea Technologies, Inc.
(Name of small business issuer in its charter)

Nevada	7389	88-0487625
(State or Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S Employer Identification No.)

3068 East Sunset Road, Suite # 3, Las Vegas, NV. 89120
Phone: (702)-453-2221
(Address and telephone number of principal executive offices)

State Agent & Transfer Syndicate (Registered Agent)
202 North Curry Street, Suite # 100, Carson City, NV. 89703-4121
Phone: (775)-882-1013
(Name, address and telephone number of agent for service)

Copies To:
Adam U. Shaikh, Esq.
The Law Offices of Adam U. Shaikh, Chtd
7917 Autumn Gate Ave
Las Vegas, NV 89131
Phone: 702-296-3575
Facsimile: 702-549-2265

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [_]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common (1)	150,000	$1.00	$150,000	$17.65
Common (2)	600,000	$1.00	$600,000	$70.62

(1)	This amount represents shares to be resold by certain selling stockholders.

(2)	Common Shares to be registered and distributed pursuant to a registered distribution to the selling shareholders of TMX Holding Corp.

(3)	Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee for the shares of the selling security holders and the resale of the securities that will be distributed as a dividend distribution to shareholders of TMX Holding Corp.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the sale is not permitted.

PRELIMINARY PROSPECTUS

3 Pea Technologies, Inc.
(A Nevada Corporation)
750,000 Shares of Common Stock
$1.00 per share.

Prior to this offering, there has been no public market for our stock.

This Prospectus relates to the registration of certain shares of common stock, $.001 par value per share, of 3 Pea Technologies, Inc., a Nevada corporation (“3PEA”, the “Company”, “we”, “us”, “our”). Certain Selling Security Holders (“3PEA Selling Security Holders”) are offering 150,000 shares of our common stock for resale. TMX Holding Corp. (“TMX”) shall be distributing 600,000 shares of common stock as a dividend distribution to its shareholders of record as of December 1, 2004 on the basis of one (1) share of our common stock for twenty one and one half (21 ½) shares of TMX common stock. (“TMX shareholders”) Lastly, the TMX Shareholders will be offering for resale 600,000 shares of our common stock for resale

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus. 3 Pea Technologies, Inc. will not receive any proceeds from this offering and has not made any arrangements for the sale of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

We have not authorized any dealer, salesman or any other person to give any information or to make any representations not contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by 3PEA

The Date of this Prospectus, subject to completion, is ______________________.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus.

YOUR RELIANCE ON INFORMATION CONTAINED IN THIS PROSPECTUS

In deciding whether to invest in our securities, you should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Security Holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is current or complete as of any time after the date of this prospectus.

OUR BUSINESS

3 Pea Technologies, Inc. ("3PEA”, the “Company”, “we”, “us”, “our”) was incorporated under the laws of the state of Nevada on February 21, 2001. The current executive office of 3PEA is 3068 East Sunset Road, Suite # 3, Las Vegas, NV 89120. The telephone number is (702)-453-2221. The fax number is (702)-453-2223. We also maintain a website at http://www.3pea.com and http://www.PayPad.com. Any information displayed on these websites is not part of this prospectus.

Since our inception on February 21, 2001, we have spent most of our time developing the PayPad system and accordingly have not commenced operations. As a result, we have completed development of our PayPad reader and are currently developing the PayPad platform (Person-to-Person payment system) to which we anticipate completing and launching the PayPad service during the first quarter of 2005.

The PayPad system is an electronic payment transfer system, specifically designed for in-home use that supports the online exchange of funds between Senders (buyers) and Recipients (sellers). PayPad terminal is a magnetic strip reader, Pin-pad, and smart card device, functionally the same as traditional payment terminals found at retail locations. The PayPad system enables any business or consumer with an email address and Internet access to send and receive online payments securely, conveniently and cost-effectively from existing funds within the user’s bank account. PayPad is designed for in-home use through USB connection on the home computer with very simple and easy installation. PayPad provides an inexpensive solution that protects the user’s privacy and identity online.

THE OFFERING

As of December 29, 2004 we had 20,394,800 shares of common stock, par value $.001 per share, outstanding. This offering is related to a registered distribution of 600,000 shares of our common stock to TMX shareholders on the basis of one (1) share of our common stock for twenty one and one half (21 ½) shares of common stock. Furthermore, this offering covers the resale of 150,000 shares by certain 3PEA Selling Security Holders and the resale of 600,000 shares received through the registered dividend by the TMX Selling Security Holders.

There is currently no public market for our securities. The 3PEA Selling Security Holders and the TMX Selling Security Holders will sell their shares at a price of $1.00 until the shares are traded on a market or exchange, at which time they will be sold at prevailing market prices.

The dividend distribution of our shares to TMX shareholders may trigger a taxable event. All TMX shareholders are strongly encouraged to consult their own tax advisor in regards to the dividend.

Because of TMX’s role in the distribution, they will likely be deemed to be a “statutory underwriter” within the meaning of Section 2(11) of the Securities Act. TMX has advised us that they will comply with prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to their shareholders. TMX has acknowledged that it is familiar with the anti-manipulation rules of the SEC, including Regulation M. These rules may apply to sales by TMX in the market if a market develops. TMX will not own any shares of our company after the distribution and has no plans for future sales or purchases.

Regulation M prohibits any person who participates in a distribution from bidding for or purchasing any security which is the subject of the distribution until the entire distribution is complete. It also prohibits purchases to stabilize the price of a security in the distribution.

TMX has agreed to pay all legal fees associated with registering the securities. We have agreed to pay all other estimated expenses of registering the securities. Although we will pay all offering expenses, we will not receive any proceeds from the sale of the securities.

RISK FACTORS

AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING 3 PEA TECHNOLOGIES, INC. AND ITS BUSINESS. ALL FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AS THEY ARE BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS CONCERNING FUTURE EVENTS OR FUTURE PERFORMANCE OF 3 PEA TECHNOLOGIES, INC.

RISK FACTORS RELATED TO OUR BUSINESS

We have limited business history making it difficult for an investor to make an informed decision.

Although our company was incorporated in February of 2001, our business operations have largely focused on product development with minimal focus on sales and marketing. There is no assurance that we will be able to operate profitably. It will be more difficult for you to evaluate the investment potential in a company such as ours than in a company with a profitable operating history. Any investment in our common stock should be considered a high risk investment because you will be placing funds at risk in a company has unforeseen costs, expenses, competition and other potential problems as outlined in this prospectus.

To date, we have not been profitable.

Although the Company was incorporated in 2001, it had a net loss from operations for the period from February 21, 2001 (the date of inception) through September 30th, 2004 of ($556,275). For the nine months ended September 30, 2004 the Company had a net loss of $531,151

Our operations are still subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, and difficulties, complications and delays frequently encountered in connection with establishment of a new business. There can be no assurance that our future operations will be profitable. Future revenues and profits, if any, will depend upon numerous factors, many of which are beyond the control of our management including general economic conditions.

The revenue and income potential of our business and the market for online payments through non-traditional products such as ours have not been proven. We will encounter risks and difficulties commonly faced by development-stage companies in new and rapidly evolving markets.

We intend to continue to make significant investments in our systems, infrastructure and customer service operations. As a result, we may not be able to reach or sustain profitability in the future. Our ability to achieve and maintain profitability will depend on, among other things, market acceptance of our product

Our limited sources of cash could impair our ability to execute our business plan.

We currently have limited cash for operations and we expect limited internal cash flow in the immediate future. We require substantial working capital to continue the funding and execution of our business plan. As of September 30, 2004, our working capital was $116,604. We had a commitment of $500,000.00 which was received in October 2004. Beyond this, we do not have any commitments to raise additional capital and there is no assurance that any additional funds required to operate our business will be available on favorable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund current operations, fund future expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products, respond to competitive pressures, may become insolvent. Such inability could have a material adverse effect on our business operations and financial condition which may mean partial or complete loss of your investment.

We are in a highly competitive industry.

The payment processing industry is highly competitive. There is intense competition from well established companies that are currently processing payments over the Internet. Many of these companies have far greater financial resources than we do. These companies may also be partnered with existing Internet merchants creating barriers of entry for us. These companies may also be generating substantial sales and profits which could give them a significant advantage in competing with us.

We may not be able to establish market acceptance for our services.

We are a minor player in an intensely competitive industry. Creating awareness among consumers of our products and gaining sufficient market acceptance for us to generate sufficient revenues to operate profitably may be difficult and is dependent upon our ability to successfully advertise and cover our operating costs. We face many well-established competitors who are better funded and have better market acceptance and recognition.

Should we be successful in marketing and selling our product, we will face significant risks of loss due to fraud and disputes between senders and recipients. If we are unable to deal effectively with losses from fraudulent transactions, our losses from fraud would increase, and our business would be harmed.

If our product is commercially implemented, we will face significant risks of loss due to fraud and disputes between senders and recipients, including:

•	merchant fraud and other disputes over the quality of goods and services;
•	breaches of system security;
•	employee fraud; and
•	use of our system for illegal or improper purposes.

We have taken measures to detect and reduce the risk of fraud, but we cannot assure you of these measures’ effectiveness. If these measures do not succeed, our business will suffer.

Should we be successful in marketing and selling our product, security and privacy breaches in our electronic transactions may expose us to additional liability and result in the loss of customers, either of which events could harm our business and cause our stock price to decline.

If our product is commercially implemented, any inability on our part to protect the security and privacy of our electronic transactions could have a material adverse effect on our profitability. A security or privacy breach could:

•	expose us to additional liability;
•	increase our expenses relating to resolution of these breaches; and
•	deter customers from using our product.

We cannot assure you that our use of applications designed for data security will effectively counter evolving security risks or address the security and privacy concerns of existing and potential customers. Any failures in our security and privacy measures could have a material adverse effect on our business, financial condition and results of operations.

We will rely on financial institutions, including several current or potential competitors, to process our payment transactions. Should these institutions not agree to process our payment transactions, our business could suffer.

Because we are not a bank, we cannot belong to and directly access the card associations or the Automated Clearing House “ACH” payment network. As a result, we must rely on banks or their independent service operators to process our transactions. If we could not obtain these processing services on acceptable terms from our current sources or elsewhere, and if we could not switch to another processor quickly and smoothly, our business could suffer materially.

Should we be successful in marketing and selling our product, we will be susceptible to breakdowns in our payment processing system that could damage customer relations and expose us to liability, which could affect adversely our ability to become profitable.

A system outage or data loss could have a material adverse effect on our business, financial condition and results of operations. To operate our business successfully, we must protect our payment processing and other systems from interruption by events beyond our control. Events that could cause system interruptions include:

•	fire;
•	earthquake;
•	terrorist attacks;
•	natural disasters;
•	computer viruses;
•	unauthorized entry;
•	telecommunications failure;
•	computer denial of service attacks; and
•	power loss

Our infrastructure could prove unable to handle a larger volume of customer transactions. Any failure to accommodate transaction growth could impair customer satisfaction, lead to a loss of customers, impair our ability to add customers or increase our costs, all of which would harm our business.

We may not protect our proprietary technology effectively, which would allow competitors to duplicate our products. This would make it more difficult for us to compete with them.

Our success and ability to compete in our markets depend, in part, upon our proprietary technology. We rely primarily on copyright, trade secret and trademark laws to protect our technology including the source code for our proprietary software, and documentation and other proprietary information. We cannot assure you that any of our efforts to protect our proprietary technology will be effective. A third party might try to reverse engineer or otherwise obtain and use our technology without our permission, allowing competitors to duplicate our products. In addition, the laws of some countries in which we sell our product may not protect software and intellectual property rights to the same extent as the laws of the U.S.

We have limited experience competing in international markets. Our international expansion plans will expose us to greater political, intellectual property, regulatory, exchange rate fluctuation and other risks, which could harm our business.

We intend to expand use of our product in selected international markets. If we could not continue our expansion into international markets, our business could suffer. Accordingly, we anticipate devoting significant resources and management attention to expanding international opportunities. Expanding internationally subjects us to a number of risks, including:

•	greater difficulty in managing foreign operations;
•	changes in a specific country’s or region’s political or economic conditions;
•	expenses associated with localizing our products, including offering customers the ability to transact business in multiple currencies;
•	differing intellectual property laws;
•	laws and business practices that favor local competitors;
•	multiple and changing laws, tax regimes and government regulations; and
•	foreign currency restrictions and exchange rate fluctuations.

Our inability to attract and retain qualified personnel may impair earnings or enhance losses.

Profitability will depend, in part, on our ability to hire and retain the necessary personnel to operate our business. It will be necessary for us to hire and retain personnel with skills and experience in our industry. Competition for such personnel is intense and there are no assurances that we will be able to successfully attract, integrate or retain such qualified personnel. There is also no assurance that we will be able to identify, attract, hire, train, retain and motivate other highly skilled technical, administrative, managerial, marketing and customer service personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

We are subject to rapidly changing conditions, which could lead to substantially lower or no sales.

The market in which we compete is characterized by rapidly changing technology, evolving industry standards, high barriers to entry, enhancements to existing software and evolving customer needs. Consequently, our success will depend on our ability to adapt to rapidly changing technology, evolving industry standards, high barriers to entry, software enhancements, and evolving customer needs and to continually improve the performance, features and reliability of our software and services. Our failure to adapt to such changes could have a material adverse effect on our business, operations, and financial condition. In addition, the adaptation to such changes could require substantial capital resources that may not be available when required or may not be available on favorable terms, which could have a material adverse effect on our business, operations and financial condition.

We might not implement successfully strategies to increase adoption of our electronic payment methods which would limit our growth and cause our stock price to decline.

Our future profitability will depend, in part, on our ability to implement successfully our strategy to increase adoption of our online payment methods. We cannot assure you that the relatively new market for online payment mechanisms will remain viable. We expect to invest substantial amounts to:

•	Drive consumer and merchant awareness of electronic payments;
•	Encourage consumers and merchants to sign up for and use our electronic payment product;
•	Enhance our infrastructure to handle seamless processing of transactions;
•	Continue to develop state of the art, easy-to-use technology;
•	Increase the number of users who collect and pay electronically; and Diversify our customer base.

                  Our investment in these programs will affect adversely our short-term profitability. Additionally, we may fail to implement successfully these programs or to increase substantially adoption of our electronic payment method by customers who pay for the service. This would impact revenues adversely, and cause our business to suffer.

Dependence on Key Personnel.

We are dependent on our Executive officers, the loss of any one of who would have an adverse affect on 3 Pea Technologies, Inc. Mark Newcomer and Daniel Spence were co-founders of 3 Pea Technologies, Inc. Mr. Newcomer serves as Chief Executive Officer and Treasurer of the company, and Mr. Spence serves as President and Chief Technology Officer of 3 Pea Technologies, Inc. We currently do not maintain any type of key-man insurance on any of our executives or employees.

RISK FACTORS RELATED TO THE OFFERING

We have no public market for our stock and there is no assurance one will develop; you may have difficulty liquidating your investment.

There is no public market for our shares of common stock. Although we intend to apply for listing on the OTC Bulletin Board as soon as we meet listing requirements, there is no assurance that we will be granted a listing. If we are granted a listing, there is no assurance that a market for our common shares will develop. If a market develops, there can be no assurance that the price of our shares in the market will be equal to or greater, than the price per share investors pay in this offering. In fact, the price of our shares in any market that may develop could be significantly lower. Investors in this offering may have difficulty liquidating their investment.

We are controlled by our Officers and Directors.

Our Officers and Directors currently beneficially own, directly or indirectly, over 78.3% of the outstanding common stock. As a result, these shareholders acting together control all decisions that will be made by shareholders, including the election of directors.

The future sales by our existing shareholders of a substantial number of our common shares in the public market could adversely affect the price of our common shares.

If our shareholders sell substantial amounts of our common shares, in the public market following this offering, the market price of our common shares could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Immediately after the completion of this offering, we will have an aggregate of 20,394,800 common shares issued and outstanding, including 750,000 common shares represented by Shares Eligible for Resale through this offering. Our common shares in this offering will be eligible for immediate resale in the public market without restrictions, and those held by our existing shareholders may also be sold in the public market in the future subject to the restrictions contained in Rule 144 under the Securities Act. If any existing shareholder or shareholders sell a substantial amount of common shares, the prevailing market price for our common shares could be adversely affected.

You will not receive dividend payments.

3PEA has not paid and does not plan to pay dividends in the foreseeable future even if our operations are profitable. Earnings, if any, will be used to expand our operations, management salaries, hiring additional staff and operating expenses, rather than to make distributions to shareholders. Therefore, the future of your investment depends entirely on the development of a trading market and the potential increase in the market price of our stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as “anticipates”, “believes”, “plans”, “expects”, “future”, “intends” and similar expressions to identify these forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described in “Risk factors” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The offering price of $1.00 per share was determined arbitrarily by us. The offering price is not based upon 3PEA’s net worth, total asset value, or any other objective measure of value based upon accounting measurements. Should a market occur for our securities, the market price may be far less than the offering price.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The first table below represents the 3PEA Selling Security Holders and the second table represents TMX Selling Security Holders. The Selling Security Holders will be selling securities pursuant to this prospectus. The tables also lists any relationship selling security holders may have had with us within the past three years and provides information regarding the shares the selling stockholders beneficially own and may sell. The estimated securities owned after the offering assumes that all of the shares registered under this prospectus are sold. However, we do not have any agreements or understandings with the selling stockholders which would require them to sell their shares.

3PEA SELLING SECURITY HOLDERS

	Securities Owned Prior to Offering			Securities Owned After Offering
Name, Address, Relationship	Shares	Percent	Number of Shares Registered	Shares	Percent

Adam U. Shaikh (1) 7917 Autumns Gate Ave Las Vegas, NV. 89131	150,000	0.74%	150,000	0	0.00%

(1)	Mr. Shaikh’s law firm has provided a legal opinion in conjunction with the securities being registered in this offering

TMX SELLING SECURITY HOLDERS

The following table identifies the shareholders of TMX Group as of November 1, 2004. Each person listed will receive one share of 3PEA common stock for every 21 ½ shares of TMX. None of these persons has had any position, office, or other material relationship with 3PEA since its inception.

	Securities Owned Prior to Offering			Securities Owned After Offering
Name, Address, Relationship	Shares	Percent	Number of Shares Registered	Shares	Percent

Ameritrade, Inc. % ADP Proxy Services 51 Mercedes Way Edgewood, NY 11717	102	001%	102	0	0.00%

Estate of Medora A. Barron % Jim Denton 1301 5th Avenue, Suite # 2600 Seattle, WA 98101	50.001%		50	0	0.00%

Lyle Carr 4543 Amberidge Avenue N.E. Canton, OH 44708	33	0.001%	33	0	0.00%

Garra Cohen 1619 Ottawa Street Leavenworth, KS 66048	84	0.001%	84	0	0.00%

Coral Capital Partners, Inc. P.O. Box 191767 Atlanta, GA 31119	6,718	0.03%	6,718	0	0.00%

ESN Financial, LP. P.O. Box 191767 Atlanta, GA 31119	25,130	0.12%	25,130	0	0.00%

Victor Frank 1833 Centre Point Drive, Suite # 115 Naperville, IL 60563	255	0.001%	255	0	0.00%

Sol Gerber & Ruth Gerber Co. TTEES 5450 Vesper Ave. Suite A-241 Sherman Oaks, CA 91411	115	0.001%	115	0	0.00%

	Securities Owned Prior to Offering			Securities Owned After Offering
Name, Address, Relationship	Shares	Percent	Number of Shares Registered	Shares	Percent

Dennis Goddard 1833 Centre Point Drive, Suite # 115 Naperville, IL 60563	510	0.001%	510	0	0.00%

Malloy Hankins & Carolyn June Hankins TTEES Rev. Trust ltd. 8/13/92 210 West Ocean Blvd. Stuart, FL 34994	85	0.001%	85	0	0.00%

David Hastings P.O. Box 958 Boulder, CO 80306	241	0.001%	241	0	0.00%

Laura Hopper 12509 Loma Granda San Antonio, TX 78223	41	0.001%	41	0	0.00%

Investmentfuture.com, Inc. Chris Hagerman 6886 South Yosemite, Suite #231 Centennial, CO 80112	765	0.001%	765	0	0.00%

Thomas M. Jones 2121 East Coast Highway, Suite # 210 Corona Del Mar, CA 92625	232	0.001%	232	0	0.00%

Stephen Kurey 1124 Forest Rd., La Grange Park, IL 60525	125	0.001%	125	0	0.00%

Steven Landauer 610 Whispering Hills Drive Naperville, IL 60540	30,272	0.150%	30,272	0	0.00%

David Lesch 4674 Lake Forrest Drive Atlanta, GA 30342	43	0.001%	43	0	0.00%

Joel Lipscher 14044 Panay Way, Suite # 235 Marina Del Rey, CA 90292	39	0.001%	39	0	0.00%

Melvin L. Whitmire P.O. Box 2834 Anderson, SC 29622	20	0.001%	20	0	0.00%

Kenneth Miller 10421 Wyoming Court Orland Park, Ill. 60467	130	0.001%	130	0	0.00%

	Securities Owned Prior to Offering			Securities Owned After Offering
Name, Address, Relationship	Shares	Percent	Number of Shares Registered	Shares	Percent

Henry Morgan 1833 Centre Point Drive, Suite # 115 Naperville, IL. 60563	2,549	0.010%	2,549	0	0.00%

National Clearing Corp. 9665 Wilshire Blvd., Third Floor Beverly Hills, CA 90212	4,181.020%		4,181	0	0.00%

Erik S. Nelson 950 Eulalia Road N.E. Atlanta, GA. 30319	519,813	2.560%	519,813	0	0.00%

Jerimah O’ Connor 5219 Ruby Street Oak Lawn, IL. 60453	102	0.001%	102	0	0.00%

Timothy O’Meara 1833 Centre Point Drive, Suite # 115 Naperville, IL. 60563	2,549	0.010%	2,549	0	0.00%

Leo Ortiz 12420 South Ashland Calument, IL 60643	39	0.001%	39	0	0.00%

Robert Poats & Janet Elaine Green 517 North 8th Street Kalamazoo, MI 49009	58	0.001%	58	0	0.00%

Vincent C. Raymond & Fannie Marie Raymond HC 15, Box 1155 Watson, OK 74963	62	0.001%	62	0	0.00%

Patricia Serdiuk 7424 Garden Lane Justice, IL 60458	46	0.001%	46	0	0.00%

Gary Silvers 4080 Wild Sonnet Trail Norcross, GA 30092	186	0.001%	186	0	0.00%

Wayne L. Simonson 8020 Deepwood Blvd., Apt. J-24 Mentor, OH 44060	376	0.001%	376	0	0.00%

Sims Moss Kline & Davis, LLP Three Ravina Drive, Suite # 1700 Atlanta, GA 30346	2,317	0.010%	2,317	0	0.00%

Roger Storrer 1024 Road F Emporia, KS. 66801	690	0.001%	69	0	0.00%

	Securities Owned Prior to Offering			Securities Owned After Offering
Name, Address, Relationship	Shares	Percent	Number of Shares Registered	Shares	Percent

Robert Swan 140 Boat House Drive Grover, MO 63040	3	0.001%	3	0	0.00%

Timothy J. Toth 1833 Centre Point Drive, Suite # 115 Naperville, IL 60563	2,549	0.010%	2,549	0	0.00%

Jerry Walton 1550 Walton Drive Burlington, WA 98223	60	0.001%	60	0	0.00%

William Young 2114 Edwards Ave. Wilmington, DE 19808	51	0.001%	51	0	0.00%

The shares owned or to be owned by the selling shareholders are registered under rule 415 of the general rules and regulations of the Securities and Exchange Commission, concerning delayed and continuous offers and sales of securities. In regard to the offer and sale of such shares, we have made certain undertakings in Part II of the registration statement of which this prospectus is part, by which, in general, we have committed to keep this prospectus current during any period in which these persons make offers to sell or sell the covered securities pursuant to rule 415.

PLAN OF DISTRIBUTION

TMX HOLDING CORP. DIVIDEND DISTRIBUTION

TMX Holding Corp. (“TMX”) shall distribute 600,000 shares of our common shares which it owns to its shareholders as a dividend as of a record date of December 1st, 2004. The TMX shareholders will not be required to pay any type of consideration for their shares. The TMX shareholders shall receive their share certificates in the mail. It is expected that the shares will be mailed to such shareholders on or about ____________. The TMX shareholders shall receive freely transferable shares.

Because of TMX’s role in the distribution, it will likely be deemed to be a “statutory underwriter” within the meaning of Section 2(11) of the Securities Act. TMX has advised us that it will comply with prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to their shareholders. TMX has acknowledged that it is familiar with the anti-manipulation rules of the SEC, including Regulation M. These rules may apply to sales by TMX in the market if a market develops. TMX will not own any shares of our company after the distribution and has no plans for future sales or purchases.

With certain exceptions, Regulation M prohibits any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of our common stock.

SALES BY 3PEA AND TMX SELLING SECURITY HOLDERS

The 3PEA Selling Security Holders and TMX Selling Security (collectively referred to as the “Selling Security Holders”) shall be selling certain securities pursuant to this prospectus. Selling Security Holders shall be registering for resale 150,000, and 600,000 shares of common stock, par value $.001, respectively. These Selling Security Holders shall be selling their shares for $01.00 per share until such time the shares are traded on a market or exchange, at which time they will be sold at prevailing market prices.

Selling Security Holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the Selling Shareholders nor their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Accordingly, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The Selling Shareholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The Selling Shareholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the Selling Shareholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

TMX has agreed to pay all legal fees associated with registering the securities. We will pay all remaining expenses incident to the registration and offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We will receive no proceeds in connection with the sales of securities in this prospectus.

LEGAL PROCEEDINGS

There are presently no pending or threatened legal proceedings pending against the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and directors of the company are listed below. Directors are elected to hold office until the next annual meeting of shareholders and until their successors are elected or appointed and qualified. Officers are appointed by the board of directors until a successor is elected and qualified or until resignation, removal or death.

Officers and Directors

Name	Age	Position
Mark R. Newcomer	39	Chairman, Chief Executive Officer, Treasurer, Director
Daniel H. Spence	41	President, Chief Technology Officer, Secretary, Director
Michael R. DuVall	68	Chief Financial Officer
David R. Weiler	48	Director

Mark R. Newcomer: Mr. Newcomer currently serves as the Chief Executive Officer, and has served as a director since February 2001. From 2000-2001, prior to founding 3PEA with co-founder Daniel Spence, Mr. Newcomer served as a Management Consultant for a Financial Services company. From 1991 to present Mr. Newcomer has been a General Contractor and Management Consultant engaging in large residential and commercial development projects. Mr. Newcomer attended Cal-Poly San Luis Obispo where he majored in Bio-Science.

Daniel H. Spence: Mr. Spence currently serves as President and Chief Technical Officer, and has served as a director since February 2001. Prior to founding 3PEA with co-founder Mark Newcomer, Mr. Spence designed and developed secure middleware for Internet financial processing systems in various contract positions. From 1995-1997 Mr. Spence was Systems Manager at The Associated Press, From 1997-1999, Mr. Spence was Director of Technology Planning at The Associated Press, the world’s largest news gathering organization with over 4000 employees in 227 countries. From 1984-1994, Mr. Spence was with Coca-Cola in Australia implementing financial and line of business systems for Coca-Cola operations worldwide. He has 20 years experience deploying large-scale technology solutions for major international corporations.

David R. Weiler: Mr. Weiler currently serves as a Director. From 1979-1983, Mr. Weiler began his career as a Systems Engineer and Systems Management Specialist in IBM Corporation’s Data Processing Division. From 1983 to 1985, Mr. Weiler served as a Management Consultant in the Chicago office of Touche Ross & Co., and from 1985 to 1988, he was a Senior Marketing Associate for LaSalle Partners, Inc. In 1988 Mr. Weiler relocated to Nashville, TN, to begin a career in the Healthcare Information Industry, including positions as Vice President, Sales for Inforum, Inc. (1988-1995), Vice President, Sales for Criterion Health Strategies (1995-1997), and Vice President, Sales and Client Services for the MedStat Group (1997-2000). In 1978, Mr. Weiler received a BA from the Northwestern University College of Arts and Sciences, where he majored in Economics. In 1979, he received a Masters of Management degree from the Kellogg Graduate School of Management at Northwestern University, where he majored in Marketing, Quantitative Methods, and Managerial Economics.

Michael R. DuVall, MACC, CPA: Mr. DuVall currently serves as the Chief Financial Officer. Mr. DuVall is President and founder of DuVall and Company, CPA, a Professional Corporation. He is involved in matters of Business Consulting, Taxation and Venture Capital Acquisition. In 1958, Mr. DuVall graduated from Tulane University, College of Arts and Science, with a BA in Liberal Arts. From 1958-1968, Mr. DuVall served as an officer in the United States Navy. He is a graduate of The University of Southern California Graduate School of Business Administration, and holds a Masters degree in Accounting.

EXECUTIVE COMPENSATION

The following table sets forth certain summary information concerning the compensation paid or accrued since inception of 3 Pea Technologies, Inc. to our officers and directors.

	Annual Compensation				Long Term Compensation
					Awards	Awards	Payouts
Name and Principal Position (1)	Year	Salary	Bonus	Other Annual Comp.	Restricted Stock Awards	Securities Options /SARs	LTIP payout	All Other Comp.

Mark R. Newcomer (2)(4)
CH, CEO, T, DR	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-
CH, CEO, T, DR	2002	$10,000	-0-	-0-	-0-	-0-	-0-	-0-
CH, CEO, T, DR	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-
CH, CEO, T, DR	2004	$144,000	-0-	-0-	-0-	-0-	-0-	-0-

Daniel H. Spence (2)(4)
PR, CTO, S, DR	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-
PR, CTO, S, DR	2002	$10,000	-0-	-0-	-0-	-0-	-0-	-0-
PR, CTO, S, DR	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-
PR, CTO, S, DR	2004	$144,000	-0-	-0-	-0-	-0-	-0-	-0-

Michael R. DuVall (3)
N/A	2001	N/A	N/A	N/A	N/A	N/A	N/A	N/A
CFO	2002	-0-	-0-	-0-	-0-	-0-	-0-	-0-
CFO	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-
CFO	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-

David Weiler, (4)
N/A	2001	N/A	N/A	N/A	N/A	N/A	N/A	N/A
DR	2002	-0-	-0-	-0-	-0-	-0-	-0-	-0-
DR	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-
DR	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	CH- Chairman, CEO- Chief Executive Officer, T- Treasurer, PR- President, S- Secretary, CTO Chief Technology Officer, CFO Chief Financial Officer, DR- Director
(2)	Salaries for Mr. Newcomer and Mr. Spence of $144,000 have been waived for 2001 and 2003, furthermore all but $10,000 was waived in 2002. The officer are accruing salaries of 144,000 in 2004
(3)	There is currently not a fixed salary set for Mr. Duvall. The company retained DuVall and Company, Certified Public Accountants in December 2001 to provide tax and accounting services on an as needed basis. His firm billed for services performed on the hourly rate of individual accountants performing the work. Rates varied from $50 to $75 per hour.
(4)	3PEA has not compensated any director for his or her services as a director since inception and has no plans to do so in the immediate future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information about beneficial ownership of our common stock as of the date of this prospectus by each officer and director, by any person or group who is known by us to own more than 5% of our common stock, and by the officers and directors as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Mark Newcomer (1)	5,760,000	28.2%
Common Stock	Daniel H. Spence (2)	5,760,000	28.2%
Common Stock	David R. Weiler (3)	1,600,000	7.8%
Common Stock	Weiler Limited Partnership (4)	2,800,000	14.1%
Common Stock	Michael R. DuVall (5)	84,800	0.4%
Common Stock	Cynthia Korte	2,442,000	12.0%

(1)	Chairman, Chief Executive Officer, Treasurer, Director
(2)	President, Chief Technology Officer, Secretary, Director
(3)	Director
(4)	Managed by David Weiler, Director
(5)	Chief Financial Officer

DESCRIPTION OF SECURITIES

General

We currently have one hundred million (100,000,000) shares authorized, and twenty million three hundred ninety four thousand eight hundred (20,394,800) shares of common stock, $0.001 par value per share, outstanding. The company has not authorized the issuance of any preferred shares of stock.

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is 3PEA’s present intention to retain earnings, if any, for use in its business. The payments of dividends on the common stock are, therefore, unlikely in the foreseeable future

Dividends

To date, we have not declared or paid any dividends on our common stock. The payment by us of dividends, if any, is within the discretion of the Board of Directors and will depend on our earnings, if any, our capital requirements and financial condition, as well as other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain earnings for use in our business operations.

Nevada Anti-Takeover Law Provisions

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the Articles of Incorporation or Bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Transfer Agent

We have retained First American Stock Transfer, Inc. to serve as our transfer agent. The telephone number of First American Stock Transfer is (602)-485-1346, their facsimile number is (602)-788-0423. The website for First American Stock Transfer is: http://www.firstamericanstock.com, their mailing address is:

First American Stock Transfer, Inc.
706 East Bell Road
Suite # 202
Phoenix, AZ. 85022

OUR BUSINESS

Organization

3 Pea Technologies, Inc. (“3PEA”, the “Company”, “we”, “us”, “our”) was incorporated under the laws of the state of Nevada on February 21, 2001. The current executive office of 3PEA is 3068 East Sunset Road, Suite # 3, Las Vegas, NV. 89120. The telephone number is (702)-453-2221. The fax number is (702)-453-2223. We also maintain a websites at http://www.3pea.com and http://www.PayPad.com. Any information displayed on these websites is not part of this prospectus.

Our Business

3Pea Technologies, Inc has developed the PayPad system, an electronic payment transfer system, specifically designed for in-home, use that supports the online exchange of funds between Senders (buyers) and Recipients (sellers). PayPad is a PIN-debit magnetic strip reader, functionally the same as traditional PIN-debit machines found at retail locations. The PayPad system enables any business or consumer with an email account and Internet access to send and receive online payments securely, conveniently and cost-effectively from existing funds within one’s bank account. PayPad is designed for in-home use through USB connection on the home computer with very simple and easy installation. PayPad provides an inexpensive solution that protects the user’s privacy and identity online. The PayPad has received certifications from Microsoft Windows Hardware Quality Labs (WHQL 2000), USB and EMV (Europay, Mastercard and Visa) Level 1.

There has been an increase in the number of online consumers and small businesses purchasing from wholesale online vendors. Traditional consumers display their credit card and personal information online to complete a sale, potentially causing security problems and making the consumer susceptible to identity theft. PayPad seeks to address the gap in the market for online PIN-based debit transactions which protects the user’s privacy and identity online and creates a more secure option for Internet merchants. In order for this transaction to be approved, the person initiating the transaction must have a bank issued ATM/Debit card in their possession and the PIN (Personal Identification Number) for that card. An ATM/Debit card is standard issuance for anyone that opens a bank or savings account. The primary markets for this payment platform will be online auctions, online trading and other online P2P (Person-to-Person) payment/money transfer processes.

Building on the existing financial infrastructure of bank accounts and debit cards, PayPad is well suited for small businesses, online merchants, individuals and others currently underserved by traditional payment mechanisms that can be riddled with fraud which subsequently increases the cost of business to both the merchant and consumer. PayPad takes the required steps to protect both the consumer and the merchant, thereby facilitating a global payment transaction that is safer and cheaper than similar programs.

The PayPad platform is not required to “store on file” payment information, such as credit card details or bank information, such as bank route codes and bank account details when loading funds to the system. “Store on file” refers to merchants requesting the user’s credit card information, detailed address information, checking account numbers, or routing transit numbers, often times storing this information for “convenient” repeat use. Many online consumer web sites store the consumer’s credit card or debit card data on file.  This information requested by unknown merchants can be problematic and fraudulent leaving the consumers identity and finances at risk.

When loading with a PayPad PIN-based debit transaction, the user’s PIN is encrypted within the PayPad device before being sent to 3PEA’s processing partner Paymentech, who handles secure PIN translation. This information, along with magnetic stripe information on the user’s ATM/Debit card, traverses the certified PayPad network, and is never stored. Rather than have to go through the sometimes difficult and cumbersome process of typing personal information relating to a credit and transmitting it over the Internet where it is stored on another company’s server and can be stolen, a user of our PayPad system can simply swipe their card through our PayPad, enter their PIN and complete the transaction with a much higher degree of security than is currently available over the Internet.

Funds loaded to the PayPad platform can be made available immediately. When loading funds to other Person-to-Person (P2P) systems, such as an Automated Clearing House (ACH), the funds generally take between 4-7 days to be considered “cleared funds”. However, after the user initiates a transaction on the PayPad system that is verified by a personal identification number, the funds are available immediately in the user’s account. A confirmation email is then sent indicating that funds have been added to the users account.

Sellers benefit from the knowledge that funds sent to them by a PayPad user are “guaranteed” as cleared. These funds are authorized to the PayPad platform immediately, at which time the PayPad platform will make them available for the Buyer to transfer the funds to the Seller. Funds in the Seller’s account can be direct deposited back to their bank account via the same Automated Clearing House (ACH) processes used by all major Person-to-Person payment systems. ACH Payment Processing refers to the moving of money electronically. The difference is that PayPad uses the ACH to actually send authenticated funds, not to load accounts which can be challenged for up to 60 days, an extreme risk to the merchant.

The ACH Network is a highly reliable and efficient nationwide batch-oriented electronic funds transfer system governed by the NACHA (The Electronic Payments Association)) operating rules which provide for the interbank clearing of electronic payments for participating depository financial institutions. The American Clearing House Association, Federal Reserve, Electronic Payments Network, and Visa act as ACH Operators, central clearing facilities through which financial institutions transmit or receive ACH entries.

Examples of traditional ACH payments include:

•	Direct Deposit of payroll, Social Security and other government benefits, and tax refunds;
•	Direct Payment of consumer bills such as mortgages, loans, utility bills and insurance premiums;
•	Business-to-business payments;
•	E-checks;
•	E-commerce payments;
•	Federal, state and local tax payments.

Buyers and Sellers will also appreciate a competitive fee structure associated with PayPad payments. The PayPad platform will be able to offer sellers a significant saving on fees compared to some other P2P payment system fees. PayPad can offer this because it does not have the overhead and money losses associated to credit card and ACH fraud. The Buyers will also not experience high fees associated with some auction payment systems that require them to pay all transaction costs. The system will have a very reasonable and competitive fee structure compared to other P2P services, while providing privacy and security that no other system can provide.

Sales and Marketing

Initial marketing for the PayPad service will actively target online marketplaces, including eBay. This will include auctioning off PayPad devices on eBay and other online auction site, and offering incentives to both buyers and sellers for initial acceptance. The types of incentives will include for example dollar credits to a consumer’s accounts for recruiting merchants or other PayPad system users, and reduced fee incentives to sellers who are early adopters of the system. To send or receive a payment, a user first must open a PayPad account. Each time an existing PayPad customer sends or receives funds to or from someone who has not yet registered with PayPad, the other party must open a PayPad account in order to receive or send the payment. Thus, when a PayPad user makes an email payment to someone who does not yet have a PayPad account, the recipient follows a link in the payment notification email to register with PayPad and gain access to the funds, creating user-driven growth. PayPad marketing intends to focus heavily on the privacy and security aspects to the consumer (justifying costs associated with the PayPad device), while promoting the “guaranteed cleared funds” and lower fees to sellers. It is expected that the retail sales price of a PayPad will be $35-60 each. 31,000 PayPad units have previously been manufactured in Taiwan by an independent manufacturer and we plan to continue to have the units produced in Taiwan, though we have no existing manufacturer contracts. We own the design specifications and the technology for the PayPad product and are not dependant upon any one manufacturer for the building of our products. We have the ability to contract with as many or as few manufacturers as we feel appropriate.

We intend to derive revenue from the sale of PayPads and from usage fees associated to the PayPad platform. We currently anticipate charging a person $1.00 to load funds into their PayPad account, and the receiver of funds from PayPad account 1.2% of the funds received plus a fee of $0.30 per transaction. In the future, the company intends to associate a name-branded debit card to the PayPad account, allowing fund recipients the ability to withdraw from their PayPad account at ATM’s, for a fee of $1.50, and give the consumer the ability to use the card at locations that accept PIN debit transactions, generating potential further fee revenue per transaction for the company associated to card issuance.

Key Company Developments

•	The company began design and development of the PayPad device in March 2001.

•	The first version of the PayPad was available in December 2001 and was certified to Microsoft Windows at that time.

•	In August 2002, the PayPad processing platform was certified to Paymentech, 3PEA’s processing partner, for PIN-based debit transactions.

•	In October 2002, the 3PEA facility was successfully audited for TG3 compliance. This enabled 3PEA to be an ESO (Encryption Service Organization), and load initial security keys into the PayPad devices under a scalable model. TG3 compliance is an audit requirement by Financial Services companies who handle “PIN’s” (Personal Identification Numbers”) associated with bank debit cards, or who handle the “cryptographic keys” associated with securing these PINS, or both. 3PEA handles the “cryptographic keys” associated with securing PINS, these keys are securely loaded into the PayPads under compliance outlined in TG3 guidelines. A qualified independent auditor performs a regular audit to ensure compliance is maintained, and any new rules are adhered to.

TG3 compliance procedures are outlined in the American National Standards Institute’s Technical Guideline #3, 3PEA has been an active member of the Accredited Standards Committee X9 (ASC X9) since 2002. The Accredited Standards Committee X9 (ASC X9) has the mission to develop, establish, maintain, and promote standards for the Financial Services Industry in order to facilitate delivery of financial services and products.

•	In April 2003, the company began development of a second generation PayPad (PayPad 2.0)

•	PayPad 2.0 was certified to Microsoft WHQL for Windows.

•	In September 2004, the 3PEA facility was re-located to Las Vegas from Torrance, CA, and again successfully audited for TG3 compliance.

•	In November 2004, 3Pea Technologies, Inc. entered into an agreement with Wells Fargo to handle Automated Clearing House direct deposit for the company.

•	The PayPad platform is expected to be launched in the first quarter of 2005 at www.paypad.com.

Technology

Our technology facilitates easy access to the PayPad website, both to acquire new customers and to allow existing ones to conduct financial transactions. We have focused much of our development efforts on creating specialized software that enhances our Internet-based functionality. One of our key challenges remains building and maintaining a scalable and reliable system, capable of handling traffic and transactions for a potentially large customer base. The major components of our network are at our corporate headquarters in Las Vegas, Nevada, which include our data center and customer service. We are currently determining where we will house the secondary data center as back up to our system.

Because of the financial nature of the PayPad product, we seek to offer a high level of data security in order to build customer confidence and to protect our customers’ private information. We have designed our security infrastructure to protect data from unauthorized access, both physically and over the Internet. Our most sensitive data and hardware reside at our data center.  As an Encryption Service Organization (ESO), our data center facility must undergo time scheduled security audits such as TG-3, Visa, and STAR security audits.  Access to areas of our data center requires at least two authorized staff members simultaneously to enter proximity cards with PIN. This procedure protects us from the unauthorized use of and access to secure areas.

Customer Service and Operations

Our primary customer service will initially be housed in our corporate facility in Las Vegas, Nevada and will provide email and telephone customer support.

Vendor Relationships

Paymentech

In August 2002, the PayPad processing platform was certified into Paymentech for PIN-based debit transactions. In December 2002 3PEA and Paymentech entered into a Relationship Agreement. The privately held company, founded in 1985, is an end-to-end processor for merchants of all sizes and industries. Paymentech’s 1,500 employees office in multiple locations, including the Dallas headquarters; New York; Salem, NH; Tampa, FL; and Tempe, AZ. In 2003, Paymentech and its Canadian affiliate, based in Toronto, processed 7 billion transactions and $162 billion in card volume in 14 currencies. We have had an ongoing relationship with Paymentech since March 2002. For additional information see http://www.paymentech.com/par_pardir_ebu_ecosolpro_page.jsp

Wells Fargo Bank

In November 2004, we entered into an agreement titled Master Agreement for Treasury Management Services, whereby, we will process all of our Automated Clearing House transactions through Wells Fargo Bank. (See Exhibit 10.3) Wells Fargo also provides our company with services such as wire transfers. Under the terms of the agreement governing this relationship, neither party has given the other exclusivity in terms of services, and either party can terminate upon thirty days written notice. In general, we pay a transaction fee for each Automated Clearing House and check transaction processed by Wells Fargo. Pricing depending on a number of factors, including but not limited to, domestic or international location and the total volume of payments. We have had an ongoing relationship with Wells Fargo Bank since June 2001

Competition

We will compete with a number of companies, both directly in the email-based online payments market, and indirectly with traditional payment methods such as credit cards, checks, money orders and Automated Clearing House transactions. In order to retain existing customers and attract new customers, we must offer an attractive combination of price, convenience, security and privacy, and customer service.

We anticipate continued challenges from current competitors, who may enjoy greater resources, as well as by new entrants into the industry. Our competitors include:

•	BidPay
•	PayPal
•	Checkfree
•	PayMate
•	Certapay
•	FastPay

Government Regulation

Various aspects of our businesses are subject to federal, state, and foreign regulation. Our failure to comply with any applicable laws and regulations could result in restrictions on our ability to provide our products and services, as well as the imposition of civil fines and criminal penalties.

Money Transmitter Laws

More than 40 states in the U.S. regulate bill payers, money transmitters, check sellers, issuers of payment instruments or similar non-bank payment businesses, which we refer to collectively as “money services businesses.” The states enacted most of these statutes before the Internet emerged as a commercial forum, and the application of these statutes to online payment service providers has not been interpreted by courts or regulatory authorities. As our platform develops and expands including our future services we may be required to register with several states

International

We offer the PayPad product from the U.S., in English, and in U.S. dollars. Under the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, or IML Act, we may be required to obtain additional information, maintain records and file reports regarding any business we conduct with residents of jurisdictions that are identified by the Secretary of the Treasury as being of primary money laundering concern. The Secretary of the Treasury could identify any countries as being of primary money laundering concern. We have procedures, which we intend to continue to strengthen, to use Internet Protocol addresses to identify customers who try to access PayPad from countries that are not on the approved list.

Consumer Protection

We are subject to state and federal consumer protection laws, including laws protecting the privacy of consumer non-public information, prohibiting unfair and deceptive practices, requiring specific disclosures and procedures with respect to formation of electronic contracts such as the PayPad User Agreement, and regarding electronic fund transfers. In particular, under federal and state financial privacy laws and regulations, we must provide notice to consumers of our policies on sharing non-public information with third parties, must provide advance notice of any changes to our policies and, with limited exceptions, must give consumers the right to prevent sharing of their non-public personal information with unaffiliated third parties.

Under the Electronic Fund Transfer Act and Regulation E of the Board of Governors of the Federal Reserve Board, we are required to disclose the terms of our electronic fund transfer services to consumers prior to their use of the service, to provide 21 days advance notice of material changes, to establish specific error resolution procedures and timetables and to limit customer liability for transactions that are not authorized by the consumer.

In doing business with residents of countries outside the U.S., we also may be subject to consumer protection laws of those countries, including data protection laws that are more restrictive than financial privacy laws in the U.S.

Money Laundering

As money services business we are subject to state and federal laws prohibiting the knowing transmission of the proceeds of criminal activities or funds intended for use in a criminal transaction. We are subject also to regulations of the Treasury Department’s Financial Crimes Enforcement Network, or FinCEN, requiring reporting and record keeping of various transactions. All PayPad transactions are recorded and documented, and we believe we have appropriate processes in place for compliance with these regulations.

The FinCEN regulations require money services businesses, to register with the Treasury Department and to report suspicious transactions involving a payment or series of related payments of $2,000 or more. We have filed for registration with the Treasury Department and will conform by filing suspicious activity reports as needed. Under the IML Act, all financial institutions are required to implement anti money-laundering procedures by no later than April 24, 2002 that include, at a minimum:

•	the development of internal policies, procedures, and controls;
•	the designation of a compliance officer;
•	an ongoing employee training program; and
•	an independent audit function to test programs.

We believe that compliance with this requirement will not require material modifications to our existing compliance plans.

Intellectual Property Rights

We protect our intellectual property rights through a combination of trademark, copyright and trade secrets laws and through the domain name dispute resolution system. In order to limit access to and disclosure of our proprietary information, all of our employees and consultants have signed confidentiality and invention assignment arrangements, and we enter into nondisclosure agreements with third parties. We cannot provide assurance that the steps we have taken to protect our intellectual property rights, however, will deter adequately infringement or misappropriation of those rights. Particularly given the international nature of the Internet, the rate of growth of the Internet and the ease of registering new domain names, we may not be able to detect unauthorized use of our intellectual property or take enforcement action.

In particular, we have applied for and been granted registered trademarks for “PayPad” in the U.S. and Canada We have registered the domain name “www.paypad.com” for ten years and various related domain names for periods ranging from two to ten years and have filed to protect our rights to the PayPad name in additional available venues.

Description of Property

Our executive offices are located at 3068 East Sunset Road, Suite # 3, Las Vegas, NV. 89120. The company occupies 3,648 square feet of office space. We are currently utilizing 700 square feet as warehouse space, and 2,948 square feet of office space. Within the office space we also handle Key Injection, Product warehousing, Shipping & Receiving, Data Center, and Administration. 3PEA leases this space pursuant to an Industrial Real Estate Lease, which has a stated expiration date of August 31, 2007. 3PEA’s current rent is $3,648.00. (See Exhibit 10.1)

PLAN OF OPERATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and events could differ materially from those projected, anticipated, or implicit, in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this report. With the exception of historical matters, the matters discussed herein are forward looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, the date of introduction or completion of our products, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements.

Overview

3 Pea Technologies, Inc. (“3PEA”, the “Company”, “we”, “us”, “our”) was incorporated under the laws of the state of Nevada on February 21, 2001. The current executive office of 3PEA is 3068 East Sunset Road, Suite # 3, Las Vegas, NV. 89120. The telephone number is (702)-453-2221. The fax number is (702)-453-2223. We also maintain a website at http://www.3pea.com and http://www.PayPad.com. Any information displayed on these websites is not part of this prospectus.

3Pea Technologies, Inc has developed the PayPad system, an electronic payment transfer system, specifically designed for in-home use that supports the online exchange of funds between Senders (buyers) and Recipients (sellers). PayPad is a PIN-debit magnetic strip reader, functionally the same as traditional PIN-debit machines found at retail locations. The PayPad system enables any business or consumer with an email address and Internet access to send and receive online payments securely, conveniently and cost-effectively from existing funds within one’s bank account. PayPad is designed for in-home use through USB connection on the home computer with very simple and easy installation. PayPad provides an inexpensive solution that protects the user’s privacy and identity online.

Plan of Operation

Since our inception on February 21, 2001, we have spent most of our time developing our PayPad system and accordingly have not commenced any operations. As a result, we have completed development of our PayPad reader and are currently developing the PayPad platform (Person-to-Person system) to which we anticipate completing and launching the PayPad service during the first quarter of 2005.

During the course our brief history, we have primarily funded our activities through debt and equity financing approximating $996,000 through September 30, 2004. For the next twelve months, we will continue on developing the PayPad platform and seek to enter into relationships with other banking institutions to further expand our ACH processing capabilities and ATM/Debit card issuance. Upon the completion of the Paypad platform, we plan to market our PayPad service initially to the sellers and buyers on the various online marketplaces such as eBay. Additionally, we will round off our PayPad system with an ATM/Debit card offering. The PayPad Card will be issued with a bank partner and will tie to the PayPad system allowing the ability to withdraw from the user’s PayPad account at ATM’s and give the user the ability to use the card at locations that except PIN debit transactions. We will act as card issuing processor and will be devoting additional resources to expanding our processing services by establishing additional direct gateways to our existing payment processing platform. We anticipate we will need to hire additional personnel once we launch our PayPad service. We believe the additional personnel needed within the next twelve months may include 3 to 4 technology engineers, 3 to 5 assemblers and warehouse personnel, and 3 to 4 customer service representatives.

At this time, we have accumulated debt through the issuance of promissory notes in the amount of $629,500. The following is a list of the notes currently outstanding as well as the terms of the notes.

1.	Note dated 05/12/2004 for $25,000.00 due 11/12/2004 / 6% interest. (See Exhibit 10.7)
2.	Note dated 06/14/2004 for $12,500.00 due 12/05/2004 / 6% interest. (See Exhibit 10.4)
3.	Note dated 08/07/2004 for $2,000.00 due 11/08/2004 / 6% interest. (See Exhibit 10.5)
4.	Note dated 06/21/2004 for $12,500.00 due 12/21/2004 / 6% interest. (See Exhibit 10.8)
5.	Note dated 08/12/2004 for $12,500.00 due 02/12/2005 / 6% interest. (See Exhibit 10.9)
6.	Note dated 10/06/2004 for $500,000.00 due 10/06/2005 / 8% interest. (See Exhibit 10.6)
7.	Note dated 12/16/2002 for $50,000.00 due 04/01/2006 / 6% flat interest. (See Exhibit 10.10)
8.	Note dated 02/12/2003 for $50,000.00 due 04/01/2006 / 0% interest. (See Exhibit 10.11)

For the next twelve months, we will require significant addition capital to support our continued development of our PayPad platform, hiring new personnel, marketing and overall increase operational cost. We believe we will need approximately $2,000,000 within the next twelve months to be able to carry out our plan of operation. We will seek to raise this needed capital either through debt and/or equity financing or a combination thereof. The completion of our business plan for the next twelve months is contingent upon us obtaining additional financing. However, there is no guarantee that we will be able to raise such needed financing. If we do not raise the sufficient funds necessary to support our plan of operation, we may be forced to severely curtail, or even completely cease our operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Lack of Prior Public Market and Possible Volatility of Stock Price

Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the Offering. 3PEA will seek a Market Maker to apply to have 3PEA’s Common Stock included for quotation in the over-the-counter market on the OTC Bulletin Board for quotation. There can be no assurance that the Market Maker’s activities will be continued, or that an active trading market for 3PEA’s Common Stock will be developed or maintained. The future market price of the Common Stock may be highly volatile. There have been periods of extreme fluctuation in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning the issuers of the affected securities. Securities of issuers having relatively limited capitalization, limited market makers or securities recently issued in a public offering are particularly susceptible to fluctuations based on short-term trading strategies of certain investors. Although the initial public offering price of the Common Stock reflects 3PEA’s assessment of current market conditions, there can be no assurance that such price will be maintained following the Offering.

Designated Security/Penny Stock

Following completion of this Offering, and upon successful listing of the Common Stock on the OTC Bulletin Board, if the bid price for 3PEA’s Common Stock is below $5.00 per share, 3PEA’s Common Stock would be subject to special sales practice requirements applicable to “designated securities” and “penny stock.” No assurance can be given that the bid price for 3PEA’s Common Stock will be above $5.00 per share following the Offering. If such $5.00 minimum bid price is not maintained and another exemption is not available, 3PEA’s Common Stock would be subject to additional sales practice requirements imposed on broker-dealers who sell the Common Stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written agreement to the transaction prior to the sale. These rules may be anticipated to affect the ability of broker-dealers to sell 3PEA’s Common Stock, which may in turn be anticipated to have an adverse impact on the market price for the Common Stock and the ability of purchasers to sell their shares in the secondary market.

Possible Sale of Common Stock Pursuant to Rule 144

3PEA has previously issued shares of Common Stock that constitute “restricted securities” as that term is defined in Rule 144 adopted under the Securities Act. Subject to certain restrictions, such securities may generally be sold in limited amounts after one year following their acquisition. . There is a total of 15,840,000 shares of 3PEA common stock that has been held for a period in excess of 2 years and are now eligible for resale under Rule 144.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.

INTEREST OF NAMED EXPERTS AND COUNSEL

The legality of the securities offered hereby has been passed upon by The Law Offices of Adam U. Shaikh, Chtd., Las Vegas, Nevada. Mr. Shaikh has received 150,000 shares for the completion of this offering and said shares are being registered for resale in this prospectus. Certain of the financial statements of 3PEA included in these prospectuses and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by De Joya and Company, independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

David Weiler Loans

On December 16, 2002, a loan was made to the Company by David Weiler, a director of 3PEA. The loan was for $50,000 and carried a flat interest rate of 6%. A copy of the loan agreement is hereby attached as Exhibit 10.10. In October of 2004, a total of $16,500 was paid on the loan. As of December 29, 2004, there was still $36,500 owed and due on the loan.

On April 24, 2003, a loan was made to the Company by David Weiler, a director of 3PEA. The loan was for $10,000 and carried an interest rate of 0%. A copy of the loan agreement is hereby attached as Exhibit 10.12. In October of 2004, a total of $10,000 was paid on the loan. As of December 29, 2004, this loan was paid in full.

On October 10, 2003, a loan was made to the Company by David Weiler, a director of 3PEA. The loan was for $10,000 and carried an interest rate of 0%. A copy of the loan agreement is hereby attached as Exhibit 10.13. In October of 2004, a total of $10,000 was paid on the loan. As of December 29, 2004, this loan was paid in full.

Weiler Limited Partnership Loans

On February 12, 2003, a loan was made to the Company by the Weiler Limited Partnership, managed by a director of 3PEA. The loan was for $50,000 and carried an interest rate of 0%. A copy of the loan agreement is hereby attached as Exhibit 10.11. In October of 2004, a total of $19,000 was paid on the loan. As of December 29, 2004, there was still $31,000 owed and due on the loan.

On April 09, 2003, a loan was made to the Company by the Weiler Limited Partnership, managed by a director of 3PEA. The loan was for $10,000 and carried an interest rate of 20%. A copy of the loan agreement is hereby attached as Exhibit 10.14. In October of 2004, a total of $12,000 was paid on the loan. As of December 29, 2004, this loan was paid in full.

Retention of DuVall and Company, Certified Public Accountants

The Company retained DuVall and Company, Certified Public Accountants in December 2001 to provide Tax and Accounting services on an as needed basis. DuVall and Company is owned by Michael DuVall, 3PEA’s CFO. His firm billed for services performed based on the hourly rate of individual accountants performing the work. Rates varied from $ 50 to $ 75 per hour. Mr. DuVall’s firm has been paid a total of $78,345 since 2002.

FINANCIAL STATEMENTS

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
(UNAUDITED)

September 30, 2004

ASSETS

Current assets
Cash	$732
Inventory	342,771
Officers’ advances	184,614
Prepaid expenses	7,656

Total current assets	535,773

Fixed assets, net	40,202

Intangible and other assets
Deposits	7,705
Intangible assets, net	21,141

Total assets	$604,821

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$283,286
Adavances from related parties	1,383
Loans payable - related parties	64,500
Loan payable	70,000

Total current liabilities	419,169

Long-term liabilities
Loans payable - related parties	130,000

Total liabilities	549,169

Commitments and contingencies	--

Stockholders’ equity
Common stock; $0.001 par value; 100,000,000 shares
authorized, 1,012,500 shares issued and outstanding	1,023
Additional paid-in capital	610,904
Stock subscription receivable	--
Accumulated deficit	(556,275)

Total stockholders’ equity	55,652

Total liabilities and stockholders’ equity	$604,821

See Accompanying Notes to Consolidated Financial Statements

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the nine months ended September 30, 2004	For the period from February 21, 2001 (Date of inception) through September 30, 2004

Revenues	$12,496	$956,496

Cost of revenues	6,770	739,375

Gross profit	5,726	217,121

Operating expenses
Depreciation and amortization	45,654	120,619
Selling general and administrative	384,978	823,367
Research and development	107,224	413,344

Total operating expenses	537,856	1,357,330

Loss from operations	(532,130)	(1,140,209)

Other income (expense)
Interest expense	(7,149)	(20,552)
Interest income	33	351
Other expense	(405)	(405)
Other income	--	596,040

Total other income (expense)	(7,521)	575,434

Loss before provision for income taxes	(539,651)	(564,775)

Provision for income taxes	(8,500)	(8,500)

Net loss	$(531,151)	$(556,275)

Loss per common share - basic and diluted	$(0.53)	$(0.62)

Weighted average common shares outstanding -
basic and diluted	1,007,445	900,611

See Accompanying Notes to Consolidated Financial Statements

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
(UNAUDITED)

	Common Stock		Additional Paid-in	Stock Subscription	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Receivable	Deficit	Equity

Balance, February 21, 2001 (Date of Inception)	--	$--	$--	$--	$--	$--

Issuance of stock for equipment to the two
founding shareholders, $0.06 per share	730,000	730	44,947	--	--	45,677

Net loss	--	--	--	--	(74,405)	(74,405)

Balance, December 31, 2001	730,000	730	44,947	--	(74,405)	(28,728)

Issuance of stock for cash to an individual and
entity, $3.00 per share	121,669	122	364,878	--	--	365,000

Issuance of stock for finder’s fee to an
individual, $0.30 per share	100,000	100	29,900	--	--	30,000

Issuance of stock related to stock subscription
to an individual, $3.00 per share	48,331	48	144,952	(145,000)	--	--

Net loss	--	--	--	--	(104,188)	(104,188)

Balance, December 31, 2002	1,000,000	1,000	584,677	(145,000)	(178,593)	262,084

Net loss	--	--	--	--	153,469	153,469

Balance, December 31, 2003	1,000,000	1,000	584,677	145,000)	(25,124)	415,553

Payment received on stock subscription receivable	--	--	--	145,000	--	145,000

Issuance of stock for cash to an individual,
$3.00 per share	10,000	10	19,990	--	--	20,000

Issuance of stock related to loan fees to three
individuals, $0.50 per share	12,500	13	6,237	--	--	6,250

Net loss	--	--	--	--	(531,151)	(531,151)

Balance, September 30, 2004	1,022,500	$1,023	$610,904	$--	$(556,275)	$55,652

See Accompanying Notes to Consolidated Financial Statements

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the nine months ended September 30, 2004	For the period from February 21, 2001 (Date of inception) through September 30, 2004

Cash flows from operating activities:
Net loss	$(531,151)	$(556,275)
Adjustments to reconcile net loss to net
cash used by operating activities:
Stock based compensation	6,250	36,250
Depreciation and amortization	46,654	121,619
Changes in operating assets and liabilities:
Change in inventory	--	(342,771)
Change in officers’ advances	(3,770)	(184,614)
Change in prepaid expenses	1,511	(7,656)
Change in deposits	(2,835)	(7,705)
Change in other assets	833	--
Change in bank overdraft	(31)	--
Change in accounts payable and accrued liabilities	216,498	283,286
Change in advances from related parties	(3,156)	1,383

Net cash used by operating activities	(269,197)	(656,483)

Cash flows from investing activities:
Purchase of intangible assets	--	(31,849)
Purchase of fixed assets	(14,071)	(105,436)

Net cash used by investing activities	(14,071)	(137,285)

Cash flows from financing activities:
Proceeds from stock issuances	20,000	530,000
Proceeds from stock subscription receivable	145,000	--
Proceeds from borrowing on loan payable	70,000	215,500
Proceeds from borrowing on loans payable - related party	194,500	205,500
Principal payments on loans payable	(145,500)	(145,500)
Principal payments on loans payable - related party	--	(11,000)

Net cash provided by financing activities	284,000	794,500

Net change in cash	732	732

Cash, beginning of period	--	--

Cash, end of period	$732	$732

See Accompanying Notes to Consolidated Financial Statements

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

1.	BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

The interim financial statements present the condensed balance sheet, statements of operations, stockholders’ equity and cash flows of 3Pea Technologies, Inc. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position as of September 30, 2004 and the results of operations, stockholders’ equity and cash flows presented herein have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition – Revenues are recognized during the period in which the revenues are received. Costs and expenses are recognized during the period in which they are incurred.

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventory – Substantially all inventory consist of finished goods and are valued based upon first-in first-out (“FIFO”) cost, not in excess of market. The determination of whether the carrying amount of inventory requires a write-down is based on an evaluation of inventory.

3.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred cumulative net losses of approximately $556,000 since its inception and requires capital for its contemplated operational and marketing activities to take place. The company’s ability to raise additional capital through the future issuances of the common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

4.	LOANS PAYABLE - RELATED PARTIES

Loans payable reflected as part of current liabilities at September 30, 2004 totaling $64,500 are due to a minority shareholder. The loans are payable on demand, unsecured and non interest bearing.

Loans payable reflected as part of long term liabilities at September 30, 2004 totaling $130,000 are due to a minority shareholder. Principal and accrued interest are due upon maturity of April 1, 2006. These loans payable consist of $50,000 at an interest rate of 6%; $10,000 at an interest rate of 20%; and the remaining $70,000 with no stated interest rate. In October 2004, the Company repaid $65,000 of these loans payable in cash.

5.	LOAN PAYABLE

As of September 30, 2004, loan payable totaling $70,000 is due to an individual which is unsecured, interest at 8% and principal and interest due in October 2004. In October 2004, the Company had repaid the entire amount due to include any accrued interest.

De Joya & Company
Certified Public Accountants & Consultants
8275 So. Eastern Avenue, Suite 250
Las Vegas, Nevada 89123

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
3PEA Technologies, Inc.
(A Development Stage Company)
Torrance, California

We have audited the accompanying balance sheets of 3PEA Technologies, Inc. (A Development Stage Company) as of December 31, 2003 and 2002, and the related statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2003 and 2002 and the period from February 21, 2001 (Date of Inception) through December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 3PEA Technologies, Inc. (A Development Stage Company) as of December 31, 2003 and 2002, and the results of its operations and cash flows for the years ended December 31, 2003 and 2002 and the period from February 21, 2001 (Date of Inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations, all of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ De Joya & Company
De Joya & Company
June 28, 2004
Las Vegas, Nevada

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

December 31, 2003

ASSETS

Current assets
Cash	$--
Inventory	342,771
Officers’ advances	180,844
Prepaid expenses	9,167

Total current assets	532,782

Fixed assets, net	72,785

Intangible and other assets
Deposits	4,870
Intangible assets, net	21,141
Other assets	833

Total assets	$632,411

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Bank overdraft	$31
Accounts payable and accrued liabilities	66,788
Advances from related parties	4,539
Loans payable - related party	145,500

Total current liabilities	216,858

Long-term liabilities	--

Total liabilities	216,858

Commitments and contingencies	--

Stockholders’ equity
Common stock; $0.001 par value; 1,000,000 shares
authorized, issued and outstanding	1,000
Additional paid-in capital	584,677
Stock subscription receivable	(145,000)
Accumulated deficit during development stage	(25,124)

Total stockholders’ equity	415,553

Total liabilities and stockholders’ equity	$632,411

See Accompanying Notes to Consolidated Financial Statements

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2003	For the year ended December 31, 2002	For the period from February 21, 2001 (Date of Inception) through December 31, 2003

Revenues	$140,000	$424,000	$944,000

Cost of revenues	228,117	266,214	732,605

Gross profit	(88,117)	157,786	211,395

Operating expenses
Depreciation and amortization	26,979	19,548	74,965
Selling general and administrative	161,895	197,939	438,389
Research and development	51,858	135,105	306,120

Total operating expenses	240,732	352,592	819,474

Loss from operations	(328,849)	(194,806)	(608,079)

Other income (expense)
Interest expense	(10,017)	(3,318)	(13,403)
Interest income	2	229	318
Other income	492,333	93,707	596,040

Total other income (expense)	482,318	90,618	582,955

Loss before provision for income taxes	153,469	(104,188)	(25,124)

Provision for income taxes	--	--	--

Net loss	$153,469	$(104,188)	$(25,124)

Loss per common share - basic and diluted	$0.15	$(0.12)	$(0.03)

Weigthed average common shares outstanding -
basic and diluted	1,000,000	865,000	865,000

See Accompanying Notes to Consolidated Financial Statements

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in	Stock Subscription	Accumulated Deficit During Development	Total Stockholders’
	Shares	Amount	Capital	Receivable	Stage	Equity

Balance, February 21, 2001 (Date of Inception)	--	$--	$--	$--	$--	$--

Issuance of stock for equipment to the two
founding shareholders, $0.06 per share	730,000	730	44,947	--	--	45,677

Net loss	--	--	--	--	(74,405)	(74,405)

Balance, December 31, 2001	730,000	730	44,947	--	(74,405)	(28,728)

Issuance of stock for cash to an individual and
entity, $3.00 per share	121,669	122	364,878	--	--	365,000

Issuance of stock for finder’s fee to an
individual, $0.30 per share	100,000	100	29,900	--	--	30,000

Issuance of stock related to stock subscription
to an individual, $3.00 per share	48,331	48	144,952	(145,000)	--	--

Net loss	--	--	--	--	(104,188)	(104,188)

Balance, December 31, 2002	1,000,000	1,000	584,677	(145,000)	(178,593)	262,084

Net loss	--	--	--	--	153,469	153,469

Balance, December 31, 2003	1,000,000	$1,000	$584,677	$(145,000)	$(25,124)	$415,553

See Accompanying Notes to Consolidated Financial Statements

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2003	For the year ended December 31, 2002	For the period from February 21, 2001 (Date of Inception) through December 31, 2003

Cash flows from operating activities:
Net loss	$153,469	$(104,188)	$(25,124)
Adjustments to reconcile net loss to net
cash provided (used) by operating activities:
Stock based compensation - finders fee	--	30,000	30,000
Depreciation and amortization	26,979	19,548	74,965
Changes in operating assets and liabilities:
Change in inventory	(112,871)	112,150	(342,771)
Change in accounts receivable	--	6,000	--
Change in officers’ advances	(61,154)	(105,981)	(180,844)
Change in prepaid expenses	1,900	(11,067)	(9,167)
Change in deposits	--	(4,870)	(4,870)
Change in other assets	10,000	(10,833)	(833)
Change in bank overdraft	31	--	31
Change in accounts payable and accrued liabilities	43,663	(257,794)	66,788
Change in advances from related parties	2,970	473	4,539
Change in customer deposits	(171,000)	--	--

Net cash provided (used) by operating activities	(106,013)	(326,562)	(387,286)

Cash flows from investing activities:
Purchase of intangible assets	(3,125)	(13,597)	(31,849)
Purchase of fixed assets	(1,500)	(68,599)	(91,365)

Net cash provided (used) by investing activities	(4,625)	(82,196)	(123,214)

Cash flows from financing activities:
Proceeds from issuance of common stock	--	365,000	365,000
Proceeds from borrowing on loan payable - related party	92,500	53,000	145,500

Net cash provided by financing activities	92,500	418,000	510,500

Net change in cash	(18,138)	9,242	--
Cash, beginning of period	18,138	8,896	--

Cash, end of period	$--	$18,138	$--

Supplemental disclosure of cash flow information:
Cash paid for interest	$--	$--	$--

Schedule of non-cash financing and investing activities:
Issuance of 48,331 shares of common stock related to
stock subscription receivable	$--	$145,000	$145,000

Issuance of 720,000 shares of common stock for
property and equipment	$--	$--	$45,677

See Accompanying Notes to Consolidated Financial Statements

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of business – 3PEA Technologies, Inc. (hereinafter referred to as the “Company”) Located in Torrance, California, was incorporated in Nevada on February 21, 2001. The Company has developed the first consumer-oriented ATM/Debit card w/PIN Internet payment solution. This solution includes: 1. Design and manufacture of a low price fully compliant encrypting PINPad (PayPad) to initiate secure PIN-based financial transactions. 2. Design and development of a scalable cryptographic key loader, this device facilitates the deployment of PayPads in large numbers while maintaining US banking compliance. 3. A fully certified banking facility with audited policies and procedures. 4. Seamless installation for the PayPad on end-user computers. 5. A fully certified Internet payment gateway for PIN-based transactions. 6. A stored value card system, which supports a PIN-based authorization (real-time) and related EFT process from a personal bank account to the Company stored value card system.

The Company plans to further develop its stored value platform, in order to provide major debit network support (i.e. STAR, Maestro) for it’s upcoming debit card issuance. The Company’s next major goal is to be the first company offering a pre-paid ATM/debit card (Visa, Cirrus or STAR) issuance program which supports an authenticated (w/PIN) Electronic Funds Transfer reload of money from any personal bank account to the Company’s pre-paid ATM/debit card, online from the home over the Internet.

The Company will issue (sell online) PayPads and Re-loadable debit cards directly to end consumers. There are various markets for such a pre-paid debit card product, including but not limited to: Travel Cards (replacing travelers checks), Student Cards (parents loading money to cards for their kids), Internet payments (cards for use online that are not tied to major CC lines or to main personal bank accounts) etc. The Company’s stored value platform will also target other Internet payments markets, like person-to-person payments (i.e. PayPal type payments) and micro-payments (music and other digital content downloads, transactions of $2.00 and less).

The Company plans to have five distinct profit centers: 1. PayPad sales and related services. 2. Recurring transaction revenue from issued PayPads that utilize the 3Pea Internet Payment Gateway. 3. Recurring fee revenue from Card Issuance, issued Stored Value Cards, and other transactions within the Stored Value System. 4. Other processing fees from traditional merchant services (credit card, debit card, and check processing) 5. Consulting services to design unique payment solutions.

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

The Company plans to implement a direct marketing approach (Internet and other media) in order to attract the pre-paid user demographics most suited to an online re-loadable debit card product. The company also plans to use sales partners that have offline sales forces with the direct marketing access to specific customer demographics most likely to grow the pre-paid debit card market.

Going concern – The Company incurred accumulated net losses of approximately $25,000 from the period of February 21, 2001 (Date of Inception) through December 31, 2003 and has not fully commenced its operations, raising substantial doubt about the Company’s ability to continue as a going concern. The Company plans to fully commence its operations within the next twelve months. The Company will seek additional sources of capital through the issuance of debt or equity financing, but there can be no assurance the Company will be successful in accomplishing its objectives.

The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company’s plan as set forth above, “Description of Business”. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Development stage company – The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards No. 7 “Accounting and Reporting by Development-Stage Enterprises”. A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenue there from.

Year end – The Company’s year end is December 31.

Use of estimates – The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Inventory – Inventory is stated at the lower of cost or market.

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

1.	DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES (continued)

Fixed assets – Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

Income taxes – The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

As of December 31, 2003, the Company has available net operating loss (NOL) carryovers of approximately $25,000 that will expire in various periods through 2023. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

Advertising costs – The Company recognizes advertising expenses in accordance with Statement of Position 93-7 “Reporting on Advertising Costs.” Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communicating advertisements in the period in which the advertising space or airtime is used. The Company has recorded no significant advertising costs for the years ended December 31, 2003 and 2002 and the period from February 21, 2001 (Date of Inception) through December 31, 2003.

Research and development costs – Research and development costs are charged to expense as incurred.

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

2.	FIXED ASSETS

Fixed assets consist of the following as of December 31, 2003:

2003

Equipment	$111,050
Furniture and fixtures	23,053
Leasehold equipment	2,939

137,042
Less: accumulated depreciation	64,257

Fixed assets, net	$72,785

3.	INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31, 2003:

2003

Patents and trademarks	$16,979
Website development	10,000

26,979
Less: accumulated amortization	5,838

Fixed assets, net	$21,141

Amortization expenses for the years ended December 31, 2003 and 2002 and for the period from February 21, 2001 through December 31, 2003 totaled $3,028, $2,682 and $5,838, respectively.

4.	LOANS PAYABLE - RELATED PARTY

Loans payable as of December 31, 2003 of $145,500 are due to a minority shareholder. The loans are payable on demand, unsecured and non interest bearing.

5.	REVENUE CONCENTRATION

For the period from February 21, 2001 (Date of Inception) through December 31, 2003, revenues totaling $944,000 was comprised mainly from one customer which constituted 86% of total revenues.

3PEA TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

6.	RELATED PARTIES

As December 31, 2003, officers’ advances totaling $180,844 are unsecured, non-interest bearing and due on demand.

As of December 31, 2003, advances from related parties totaling $4,539 are advances from the two officers/shareholders of the Company to which are non-interest bearing and due on demand.

7.	CONTINGENCIES

On June 19, 2001 the Company entered into an agreement with a major customer (see Note 5) for a $2.4 million dollar order for its Pay Pads. After partial delivery the customer failed to complete performance and on June 13, 2002 the Company brought suit for breach of contract and on July 19, 2002 the parties entered into a negotiated settlement whereby the Company was to receive the sum of $380,000 cash plus interest at 10% per annum and 5 million shares of the customer’s stock. To date the Company has received the stock which was sold for $93,707 and reflected as part of other income for the year ended December 31, 2002. It has not, at the date of these statements, received any cash. In a separate matter the defendant forfeited a performance deposit of $171,000 which recorded as revenue and reflected as part of other income for the year ended December 31, 2003. On September 24, 2002, the Company was awarded a judgment for breach of contract in the Superior Court of the State of California, County of Los Angeles Central District in the amount of $1,340,000. In accordance with the terms of this judgment, the Company took possession of Pay Pad units valued at approximately $321,000 to which the Company recorded as revenue and reflected as part of other income for the year ended December 31, 2003. The Pay Pad units were recorded at the historical cost into inventory as of December 31, 2003 and management believes that these units fully saleable requiring no write-down.

Because any further collection on this judgment is highly doubtful no income recognition has been included in the accompanying financial statements with regards to the $1,340,000 judgment.

8.	SUBSEQUENT EVENTS

In January 2004, the Company received the outstanding balance related to the stock subscription receivable of $145,000.

_____________, 2005

          No dealer, salesman or other person is authorized to give any information or make any information or make any representations not contained in the prospectus with respect to the offering made hereby. This prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom it is unlawful to make such an offer. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of our company since the date hereof.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Corporation Laws and certain provisions of 3PEA’s Bylaws, under certain circumstances, provide for indemnification of our officers, directors and controlling persons against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our Bylaws and to the statutory provisions.

The specific statute, charter provision, bylaw, contract, or other arrangement which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he or she may incur in their capacity as such, is as follows:

Nevada Statutes

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1. a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2. a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3. a transaction from which the director derived an improper personal profit; and

4. willful misconduct.

By-Laws

The Bylaws of 3PEA states as follows:

ARTICLE VI
LIABILITY OF DIRECTORS AND OFFICERS

SECTION 1. ELIMINATION OF LIABILITY. A director or officer of the corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) the payment of dividends in violation of NRS 78.288, except for a director who dissents to the payment as provided in NRS 78.300, but liability shall otherwise be eliminated or limited to the fullest extent permitted by Nevada law, as it may be allowed from time to time.

SECTION 2. MANDATORY INDEMNIFICATION. The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by Nevada law as the same exists or may hereafter be amended.

SECTION 3. MANDATORY PAYMENT OF EXPENSES. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

SECTION 4. EFFECT OF AMENDMENT OR REPEAL. Except as provided in the Articles of Incorporation or by Nevada law, this corporation reserves the right to amend or repeal any provision contained in these Bylaws. However, any amendment to or repeal of any of the provisions in this Article VI shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any act or Omission of such director or officer occurring prior to such amendment or repeal.

SECTION 5. INSURANCE. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was an officer, director, employee or agent of the Corporation against any liability asserted against or incurred by the officer, director, employee or agent in such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify the officer, or director, employee or agent against such liability under the provisions of this Article.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by us in connection with the registration of the Shares are as follows:

SEC Registration	$88.27
Accounting Fees and Expenses	$20,000
Transfer Agents Fees	$1,330
Legal Fees and Expenses, including Blue Sky Fees and Expenses	$7,500
Printing Costs	$2,025

Total	$30,943.27

RECENT SALES OF UNREGISTERED SECURITIES

Purchaser	Per Share	Purchase Amount	Date of Purchase	Shares(2)

Daniel H. Spence	$10.19	$35,334	3/01/2001	360,000 (1)
Mark R. Newcomer	$11.64	$30,923	3/01/2001	360,000 (1)
David R. Weiler	(4)	(4)	5/06/2002	100,000 (1)
Weiler Limited Partnership	$3.00	$510,000 (1)	8/08/2002	170,000 (1)
Lionel Van Wynbergen	(5)	(5)	5/12/2004	5,000 (1)
Lionel Van Wynbergen	(6)	(6)	6/14/2004	2,500 (1)
Richard Dieffenbach	(6)	(6)	6/21/2004	2,500 (1)
Weiler Limited Partnership	$2.00	$20,000 (1)	7/22/2004	10,000 (1)
David J. Estrada	(6)	(6)	8/12/2004	2,500 (1)
Cynthia L. Corte	(7)	(7)	10/26/2004	152,265 (1)
Anthony E. DePrima	(8)	(8)	10/26/2004	25,437 (1)
Arnold W. Parnell	(8)	(8)	10/26/2004	25,437 (1)
Rex Burnett	$2.00	$10,000 (1)	10/26/2004	5,000 (1)
John Gonzalez	$2.00	$3,000 (1)	10/27/2004	1,500 (1)
Michael R. Duvall	$2.00	$10,600 (1)	10/27/2004	5,300 (1)
TMX Holding Corp.	(8)	(8)	11/17/2004	750,000 (1)(7)

(1)	Issued pursuant to 4(2) of the Securities Act of 1933, as amended.
(2)	Number of shares issued prior to 16-1 forward split of common stock effected on November 4, 2004, unless otherwise footnoted.
(3)	Shares issued following 16-1 forward split effected on November 4, 2004
(4)	Issued as incentive for $125,000.00 loan.
(5)	Issued as incentive for a $25,000.00 loan
(6)	Issued as incentive for $12,500.00 loan.
(7)	Issued as incentive for $500,000.00 loan.
(8)	Issued for consulting services.

EXHIBITS

3.1(a)	Articles of Incorporation of Incorporation dated February 21, 2001.

3.1(b)	Amendment to Articles of Incorporation dated October 13, 2004 .

3.1(c)	Amendment to Articles of Incorporation dated November 4, 2004.

3.2	By-Laws of 3 Pea Technologies, Inc.

4.1	Form of Stock Certificate

5.1	Opinion of the Law Offices of Adam U. Shaikh, Chtd. regarding legality of shares.

10.1	Industrial Real Estate Lease (dated August 13, 2004)

10.2	TMX Consulting Corp Engagement Letter (signed October 8, 2004)

10.3	Master Agreement for Treasury Management Services (dated November 4, 2004)

10.4	Promissory Note for $12,500 (dated June 14, 2004)

10.5	Promissory Note for $2,000 (dated August 7, 2004)

10.6	Subscription Agreement and Promissory Note for $500,000 (dated October 6, 2004)

10.7	Promissory Note for $25,000 (dated May 12, 2004)

10.8	Promissory Note for $12,500 (dated June 21, 2004)

10.9	Promissory Note for $12,500 (dated August 12, 2004)

10.10	Promissory Note for $50,000 (dated December 16, 2002)

10.11	Promissory Note for $50,000 (dated February 12, 2003)

10.12	Promissory Note for $10,000 (dated April 24, 2003)

10.13	Promissory Note for $10,000 (dated October 10, 2003)

10.14	Promissory Note for $10,000 (dated April 09, 2003)

23.1	Consent of The Law Offices of Adam U. Shaikh, Chtd. (Included in Exhibit 5.1.)

23.2	Consent of De Joya and Company, Certified Public Accountants.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada on January 10, 2005.

By:	/s/ Mark R. Newcomer Mark R. Newcomer CEO

By:	/s/ Daniel H. Spence Daniel H. Spence President

By:	/s/ Michael R. DuVall Michael R. DuVall CFO

By:	/s/ David Weiler David Weiler Director

          In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By:	/s/ Mark R. Newcomer Mark R. Newcomer CEO	Date: 1/10/05

By:	/s/ Daniel H. Spence Daniel H. Spence President	Date: 1/10/05

By:	/s/ Michael R. DuVall Michael R. DuVall CFO	Date: 1/10/05

By:	/s/ David Weiler David Weiler Director	Date: 1/10/05